Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., June 22, 2023 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.17 per share to shareholders of record July 3, 2023, payable July 31, 2023. This represents the 135th quarterly cash dividend paid to shareholders.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "As we continue to strategically plan for the future, we are once again pleased to declare this cash dividend as we celebrate the recent opening of our new James Island office. Located at 1730 Maybank Highway in Charleston, this branch represents our sixth full-service facility."

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, James Island, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

For additional information, contact: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500